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                                  EXHIBIT 5.1

                           WEIL, GOTSHAL & MANGES LLP
                           700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 546-5000


                                 March 18, 1997




Diamond Offshore Drilling, Inc.
15415 Katy Freeway
Houston, Texas 77094

Ladies and Gentlemen:

                 We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), pertaining to the issuance by the Company from time to time of up to 4,000,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock"), in connection with the acquisition of the securities or assets of other businesses.

                 In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Restated Certificate of Incorporation (the "Certificate"), the resolutions adopted by the Board of Directors of the Company authorizing the filing of the Registration Statement (the "Resolutions") and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                 In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                 Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                 1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 2. Upon the adoption by the Board of Directors of the Company of the Resolutions authorizing the issuance and sale of the Shares, the Shares will be duly authorized and, when issued and delivered to the purchaser(s) thereof against payment therefor, will be validly issued, fully paid and non-assessable.





                                Exhibit 5.1 - 1
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                 The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                 The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Such opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus contained therein.


                                        Very truly yours,

                                        /s/ WEIL, GOTSHAL & MANGES LLP





                                Exhibit 5.1 - 2